                                                                   EXHIBIT 99.3

CONSOLIDATED STATEMENT OF INCOME
PANHANDLE EASTERN CORPORATION AND SUBSIDIARIES

                                                                                              Years Ended December 31
                                                                                   -------------------------------------------------
                     Millions, except per share amounts                              1994              1993           1992
- ------------------------------------------------------------------------------------------------------------------------------------
OPERATING            Sales of natural gas and petroleum products                   $3,044.0          $3,046.7       $2,841.4
REVENUES             Transportation and storage of natural gas                      1,432.8           1,181.8          858.7
                     Other                                                            108.3              73.5          181.2
                                                                                   -------------------------------------------------
                     OPERATING REVENUES (Note 4)                                    4,585.1           4,302.0        3,881.3
- ------------------------------------------------------------------------------------------------------------------------------------
COSTS AND            Natural gas and petroleum products purchased                   2,829.4           2,575.6        2,058.9
EXPENSES             Operating and maintenance (Note 4)                               553.3             650.6          577.1
                     General and administrative (Notes 2 and 14)                      280.9             254.6          262.4
                     Depreciation and amortization (Notes 1 and 9)                    257.0             250.8          258.9
                     Miscellaneous taxes                                               79.2              78.6           75.5
                                                                                   -------------------------------------------------
                     Total                                                          3,999.8           3,810.2        3,232.8
                                                                                   -------------------------------------------------
                     OPERATING INCOME                                                 585.3             491.8          648.5
- ------------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME         Equity in earnings of unconsolidated affiliates (Note 8)          40.9              16.1            5.8
AND DEDUCTIONS       Gains (losses) on sales of assets, net (Notes 6 and 8)            (4.3)             42.4          (20.5)
                     Interest and miscellaneous income                                 21.1              26.9           16.9
                     Miscellaneous deductions                                         (11.4)             (4.2)          (5.8)
                                                                                   -------------------------------------------------
                     Total                                                             46.3              81.2           (3.6)
                                                                                   -------------------------------------------------
                     GROSS INCOME                                                     631.6             573.0          644.9
- ------------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE     Interest on long-term debt (Note 10)                             218.3             252.1          281.1
AND INCOME TAX       Interest on rate refund provisions (Note 4)                       12.3               7.9           (5.4)
                     Other interest                                                    14.4              22.5           31.5
                                                                                   -------------------------------------------------
                     Total                                                            245.0             282.5          307.2
                                                                                   -------------------------------------------------
                     INCOME BEFORE INCOME TAX                                         386.6             290.5          337.7
                     Income Tax (Note 5)                                              161.4             118.9          135.7
                                                                                   -------------------------------------------------
                     NET INCOME                                                     $ 225.2           $ 171.6        $ 202.0
====================================================================================================================================
====================================================================================================================================

COMMON SHARES        Average common shares outstanding (Note 12)                      148.7             142.4          134.6
                     Earnings per common share                                      $  1.51           $  1.21        $  1.50
====================================================================================================================================


         See accompanying notes to consolidated financial statements, including Note 2 for the restatement resulting from a merger.

CONSOLIDATED BALANCE SHEET--ASSETS
PANHANDLE EASTERN CORPORATION AND SUBSIDIARIES

                                                                                          December 31
                                                                                  -----------------------------
                     Millions                                                        1994              1993
- ---------------------------------------------------------------------------------------------------------------
CURRENT ASSETS       Cash and cash equivalents                                    $    33.3           $  77.6
                     Accounts and notes receivable (Note 6)
                         Customers                                                    349.4             424.1
                         Other                                                         19.2              51.9
                     Inventory and supplies (Note 7)                                  124.1             132.4
                     Current deferred income tax (Note 5)                              78.4             131.5
                     Other (Notes 4, 7 and 13)                                        206.8             226.0
                                                                                  -----------------------------
                     Total                                                            811.2           1,043.5
- ---------------------------------------------------------------------------------------------------------------
INVESTMENTS          Affiliates                                                       160.1             129.2
                     Other                                                             72.7              94.6
                                                                                  -----------------------------
                     Total (Note 8)                                                   232.8             223.8
- ---------------------------------------------------------------------------------------------------------------
PLANT, PROPERTY      Original cost                                                  8,039.9           7,523.4
AND EQUIPMENT        Accumulated depreciation and amortization                     (3,032.1)         (2,826.7)
                                                                                  -----------------------------
                     Net plant, property and equipment (Note 9)                     5,007.8           4,696.7
- ---------------------------------------------------------------------------------------------------------------
DEFERRED CHARGES     Goodwill, net (Notes 1 and 5)                                    342.4             550.3
                     Prepaid pension (Note 15)                                        239.8             222.8
                     Other (Notes 1, 4 and 13)                                        873.5             870.7
                                                                                  -----------------------------
                     Total                                                          1,455.7           1,643.8
- ---------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                      $ 7,507.5         $ 7,607.8
===============================================================================================================


         See accompanying notes to consolidated financial statements, including Note 2 for the restatement resulting from a merger.

CONSOLIDATED BALANCE SHEET--LIABILITIES AND STOCKHOLDERS' EQUITY
PANHANDLE EASTERN CORPORATION AND SUBSIDIARIES

                                                                                                            December 31
                                                                                                    --------------------------------
                     Millions                                                                          1994           1993
- ------------------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES    Long-term debt due within one year (Note 10)                                     $ 4.1      $    66.5
                       Notes payable                                                                     --             18.4
                       Accounts payable                                                                 349.4          351.4
                       Rate refund provisions (Note 4)                                                   60.2           67.8
                       Accrued interest                                                                  65.0           65.4
                       Accrued wages and benefits                                                        61.2           56.9
                       Taxes payable (Note 5)                                                            53.8           70.9
                       Other (Notes 4, 7 and 13)                                                        352.4          480.2
                                                                                                    --------------------------------
                       Total                                                                            946.1        1,177.5
- ------------------------------------------------------------------------------------------------------------------------------------
DEFERRED LIABILITIES   Deferred income tax (Note 5)                                                   1,184.5        1,346.6
AND CREDITS            Deferred revenue-liquefied natural gas project (Note 4)                           69.7           78.1
                       Other (Notes 4 and 13)                                                           908.3        1,040.7
                                                                                                    --------------------------------
                       Total                                                                          2,162.5        2,465.4
- ------------------------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT         Notes payable                                                                  1,417.3        1,088.5
                       Debentures                                                                       618.4          669.0
                       Revenue bonds                                                                    328.0          328.0
                                                                                                    --------------------------------
                       Total (Note 10)                                                                2,363.7        2,085.5
- ------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND
CONTINGENT LIABILITIES (Notes 4, 5, 6, 8, 11, 13 and 14)
- ------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCKHOLDERS'   Common stock, 149.1 million (1994) and 147.6 million (1993)
EQUITY                      shares issued and outstanding, 300 million shares authorized,
                            $1 par value per share                                                      149.1          147.6
                       Paid-in capital                                                                2,199.8        2,168.2
                       Retained earnings (deficit)                                                     (313.7)        (436.4)
                                                                                                    --------------------------------
                       Total                                                                          2,035.2        1,879.4
- ------------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                          $ 7,507.5      $ 7,607.8
====================================================================================================================================


         See accompanying notes to consolidated financial statements, including Note 2 for the restatement resulting from a merger.

CONSOLIDATED STATEMENT OF COMMON STOCKHOLDERS' EQUITY
PANHANDLE EASTERN CORPORATION AND SUBSIDIARIES


                                                                                              Years Ended December 31
                                                                                  -------------------------------------------------
                     Millions, except per share amounts                              1994              1993           1992
- ------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK         Balance at beginning of year                                 $   147.6         $   135.7      $   132.5
                     Sale of stock                                                       --              10.0            2.5
                     Stock issued for purchase of assets                                0.5                --             --
                     Dividend reinvestment and employee stock plans                     0.6               1.3            0.1
                     Stock option plans and awards                                      0.4               0.7            0.6
                     Retirement of stock                                                 --              (0.1)            --
                                                                                  -------------------------------------------------
                     BALANCE AT END OF YEAR (Note 12)                             $   149.1         $   147.6      $   135.7
- ------------------------------------------------------------------------------------------------------------------------------------
PAID-IN CAPITAL      Balance at beginning of year                                 $ 2,168.2         $ 1,936.2      $ 1,902.8
                     Excess of proceeds over par value of common stock
                       Sale of stock                                                     --             194.5           29.2
                       Stock issued for purchase of assets                              9.5                --             --
                       Dividend reinvestment and employee stock plans                  14.3              28.6            2.1
                       Stock option plans and awards                                    6.5               9.7            1.4
                     Unearned compensation                                              1.3              (1.5)           0.9
                     Retirement of stock                                                 --              (2.0)            --
                     Other items                                                         --               2.7           (0.2)
                                                                                  --------------------------------------------------
                     BALANCE AT END OF YEAR (Note 12)                             $ 2,199.8         $ 2,168.2      $ 1,936.2
- ------------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS    Balance at beginning of year                                 $  (436.4)        $  (515.1)     $  (629.0)
(DEFICIT)            Net income                                                       225.2             171.6          202.0
                     Conform fiscal year end of Associated                              0.5                --             --
                     Common stock dividends paid, $0.84 per share in
                       1994 and $0.80 per share in 1993 and 1992                     (103.0)            (92.9)         (88.1)
                                                                                  --------------------------------------------------
                     BALANCE AT END OF YEAR (Note 12)                             $  (313.7)        $  (436.4)     $  (515.1)
- ------------------------------------------------------------------------------------------------------------------------------------
TOTAL COMMON STOCKHOLDERS' EQUITY                                                 $ 2,035.2         $ 1,879.4      $ 1,556.8
====================================================================================================================================



         See accompanying notes to consolidated financial statements, including Note 2 for the restatement resulting from a merger.

CONSOLIDATED STATEMENT OF CASH FLOWS
PANHANDLE EASTERN CORPORATION AND SUBSIDIARIES

                                                                                                Years Ended December 31
                                                                                  ------------------------------------------
                     Millions                                                        1994              1993           1992
- ----------------------------------------------------------------------------------------------------------------------------
OPERATING            Net income                                                    $  225.2          $  171.6       $  202.0
ACTIVITIES           Adjustments to reconcile net income to operating cash flows-
                       Depreciation and amortization                                  257.0             250.8          258.9
                       Deferred income tax expense                                    114.8              15.2           84.6
                       Liquefied natural gas project settlement                         0.5             194.7         (104.0)
                       Order 636 settlement provision                                  --               100.0           --
                       Gain on sale of investments, net                                --               (49.8)          (0.9)
                       Net pension benefit                                            (20.0)            (17.2)         (19.1)
                       Other non-cash items in net income                             (46.4)              6.7           30.7
                       Net change in other operating assets
                         and liabilities (detail below)                               (83.1)             97.5         (304.6)
                                                                                  ------------------------------------------
                     NET CASH FLOWS PROVIDED BY
                       OPERATING ACTIVITIES                                           448.0             769.5          147.6
- ----------------------------------------------------------------------------------------------------------------------------
INVESTING            Additions to plant, property and equipment                      (555.3)           (366.8)        (356.0)
ACTIVITIES           Net investment decreases (increases)                             (44.7)            161.6           25.1
                     Property sales, retirements and other                             16.0              49.1           (7.5)
                                                                                  ------------------------------------------
                     NET CASH FLOWS USED IN INVESTING ACTIVITIES                     (584.0)           (156.1)        (338.4)
- ----------------------------------------------------------------------------------------------------------------------------
FINANCING            Retirement of debt                                              (279.0)           (991.0)        (741.7)
ACTIVITIES           Issuance of debt                                                 574.0             298.3          950.5
                     Net increase (decrease) in notes payable                         (18.4)            (21.1)          39.5
                     Common stock issuance                                             17.6             235.1           34.5
                     Dividends paid                                                  (103.0)            (92.9)         (88.1)
                     Other                                                             17.1              (6.4)          (9.3)
                                                                                  ------------------------------------------
                     NET CASH FLOWS PROVIDED BY (USED IN)
                       FINANCING ACTIVITIES                                           208.3            (578.0)         185.4
- ----------------------------------------------------------------------------------------------------------------------------
NET CHANGE IN CASH   Increase (decrease) in cash and cash equivalents                  72.3              35.4           (5.4)
                     Associated's cash flows for three months ended
                      December 31, 1994                                              (116.6)             --             --
                     Cash and cash equivalents, beginning of year                      77.6              42.2           47.6
                                                                                  ------------------------------------------
                     CASH AND CASH EQUIVALENTS, END OF YEAR                        $   33.3          $   77.6       $   42.2
============================================================================================================================
NET CHANGE IN OTHER  Accounts and notes receivable                                 $   58.9          $   19.5       $    0.3
OPERATING ASSETS     Inventory and supplies                                             4.4              86.9           26.2
AND LIABILITIES      Unrecovered purchased gas and related costs                       --                (6.1)         (55.8)
                     Other current assets                                             116.4              24.4           32.3
                     Rate refund provisions                                            35.0             (18.8)         (92.1)
                     Accounts payable                                                 (71.3)             (5.1)           6.2
                     Other current liabilities                                       (105.0)            (42.5)        (203.3)
                     Transition cost recoveries (payments), net                      (104.9)             65.2           --
                     Other deferred charges and liabilities, net                      (16.6)            (26.0)         (18.4)
                                                                                  ------------------------------------------
                     Total                                                         $  (83.1)         $   97.5       $ (304.6)
============================================================================================================================
SUPPLEMENTAL         Cash paid for interest (net of amount capitalized)            $  221.0          $  268.4       $  296.0
DISCLOSURES          Cash paid for income tax                                          46.0              49.9           20.1
============================================================================================================================


         See accompanying notes to consolidated financial statements, including Note 2 for the restatement resulting from a merger.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PANHANDLE EASTERN CORPORATION AND SUBSIDIARIES

INDEX

    1.  Accounting Policies Summary . . . . . . . . . .   6
    2.  Business Combination  . . . . . . . . . . . . .   7
    3.  Business Segments . . . . . . . . . . . . . . .   8
    4.  Natural Gas Revenues and Regulatory Matters . .   8
    5.  Income Tax  . . . . . . . . . . . . . . . . . .  10
    6.  Financial Instruments and Risk Management   . .  11
    7.  Inventory and Gas Imbalances  . . . . . . . . .  12
    8.  Investments . . . . . . . . . . . . . . . . . .  12
    9.  Plant, Property and Equipment . . . . . . . . .  13
   10.  Debt and Credit Facilities  . . . . . . . . . .  14
   11.  Leases and Other Commitments  . . . . . . . . .  15
   12.  Common Stock  . . . . . . . . . . . . . . . . .  15
   13.  Environmental Matters . . . . . . . . . . . . .  16
   14.  Litigation  . . . . . . . . . . . . . . . . . .  16
   15.  Pension and Other Benefits  . . . . . . . . . .  17

1.  ACCOUNTING POLICIES SUMMARY

    The accounting policies are presented to assist the reader in evaluating the consolidated financial statements of Panhandle Eastern Corporation
    (PEC) and its subsidiaries (the Company). Certain amounts for prior years have been reclassified in the consolidated financial statements to conform to the current presentation.

         The Company is involved in the interstate transportation and storage of natural gas, as well as the purchasing, gathering, processing, marketing and intrastate transportation of natural gas, natural gas liquids (NGLs) and crude oil.

         The interstate gas transmission operations of Texas Eastern Transmission Corporation (TETCO), Algonquin Gas Transmission Company (Algonquin), Panhandle Eastern Pipe Line Company (PEPL) and Trunkline Gas Company (Trunkline), and the liquefied natural gas (LNG) facilities of Trunkline LNG Company (Trunkline LNG), are subject to the rules, regulations and accounting procedures of the Federal Energy Regulatory Commission (FERC). TETCO, Algonquin, PEPL and Trunkline meet the criteria and, accordingly, follow the reporting and accounting requirements of Statement of Financial Accounting Standards (Accounting Standard) No. 71, "Accounting for the Effects of Certain Types of Regulation."

         PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of PEC and all significant subsidiaries. All significant intercompany items have been eliminated in consolidation. The consolidated financial statements have been restated to reflect the merger in 1994 of a subsidiary of PEC with Associated Natural Gas Corporation (Associated) accounted for under the pooling of interests method of accounting for business combinations. See Note 2. Investments in 20% to 50%-owned affiliates and in less than 20%-owned affiliates where the Company has general partnership interests and significant influence over operations are accounted for on the equity method. See Note 8.

         REVENUE RECOGNITION. The Company recognizes revenues for the transportation and sale of natural gas and petroleum products in the period service is provided and in the period of delivery, respectively. When rate cases are pending final FERC approval, a portion of revenues collected by each interstate natural gas pipeline is subject to possible refunds. The Company has established adequate reserves where required for such cases. See Note 4 for a summary of pending rate cases before FERC and related regulatory matters.

         GAS SUPPLY COSTS. Provisions are made in the consolidated statement of income for all estimated future losses associated with maintaining pipeline gas supply, including take-or-pay payments, contract settlements, buyout and buydown costs, and the costs of contractual pricing provisions in excess of market. See Note 4 for a discussion of pipeline gas supply and other costs related to the FERC Order 636 transition.

         COMMODITY PRICE RISK MANAGEMENT. Recognized gains and losses related to commodity futures, options and swaps are included in natural gas and petroleum products purchased in the consolidated statement of income. Deferred gains and losses related to such instruments are reported as other deferred credits or charges, as appropriate, in the consolidated balance sheet. See Note 6.

         CASH AND CASH EQUIVALENTS. All liquid investments with maturities at date of purchase of three months or less are considered cash equivalents.

         PLANT, PROPERTY AND EQUIPMENT. Plant, property and equipment is stated at original cost, which does not purport to represent replacement or realizable values.

         At the time rate-regulated properties are retired, the original cost plus the cost of retirement, less salvage, is charged to accumulated depreciation and amortization. When entire rate-regulated operating units are sold or nonregulated properties are retired or sold, the plant and related accumulated depreciation and amortization accounts are reduced and any gain or loss is credited or charged to income.

         Depreciation of natural gas and crude oil pipeline plant, property and equipment is computed using the straight-line method. The LNG facilities are depreciated using a modified unit-of-production method based on the life of the project's LNG supply contract. See Note 9.

         AMORTIZATION OF GOODWILL. The Company is amortizing the excess of the purchase prices of Texas Eastern Corporation (TEC) in 1989 and of certain natural gas gathering, transmission and processing facilities over the fair values of net assets acquired (goodwill) on a straight-line basis over 40 years and 15 years, respectively. Accumulated amortization of goodwill at December 31, 1994 and 1993 was $86.6 million and $74.5 million, respectively. See Note 5.

         EARLY RETIREMENT OF DEBT. The Company defers certain costs and losses related to the early retirement of long-term debt and amortizes such amounts as they are recovered through rates. At December 31, 1994 and 1993, deferred charges included $62.4 million and $70.7 million, respectively, of such costs.

         INTEREST COST CAPITALIZATION. The Company capitalizes interest on major projects during construction. The rates used by regulated companies are calculated pursuant to FERC rules and include an allowance for equity funds.

         DEFERRED INCOME TAX. The Company follows the asset and liability method of accounting for income tax as required by Accounting Standard No. 109, "Accounting for Income Taxes." Under this standard, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the rate change is enacted. See Note 5.

         EARNINGS PER COMMON SHARE. The computation of earnings per common share is based on the monthly weighted average number of shares of common stock outstanding. Convertible debt and unexercised stock options do not have a dilutive effect on the reported amount of earnings per common share. See Note 12.

2.  BUSINESS COMBINATION

    ASSOCIATED NATURAL GAS CORPORATION

    On December 15, 1994, Panhandle Acquisition Two, Inc., a wholly-owned subsidiary of PEC, merged with Associated on a tax-free, stock-for-stock basis. Associated is a holding company whose subsidiaries purchase, gather, process, transport and market natural gas, NGLs and crude oil. Under the terms of the merger, PEC exchanged 28.4 million shares of its common stock for 100% of Associated's outstanding common stock. As a result, Associated became a wholly-owned PEC subsidiary. The merger has been accounted for under the pooling of interests method of accounting for a business combination and, accordingly, PEC's consolidated financial statements have been restated to include the accounts of Associated. Nonrecurring expenses recorded in the fourth quarter of 1994 incurred as a direct result of the merger totaled $16.2 million ($14.2 million after tax). These expenses primarily consisted of financial advisory, legal, accounting and other professional fees, and certain compensation and benefit costs.

         Operating revenues and net income for certain pre-merger periods are shown below. Intercompany transactions between the two companies for the periods presented were not material.

                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,              Years Ended
    Millions                             1994             1993             1992
- -------------------------------------------------------------------------------------
    Operating revenues
         PEC                          $   1,804.6      $   2,513.2      $   2,756.3
         Associated                       1,612.1          1,788.8          1,125.0
                                      -----------------------------------------------
    Restated operating
     revenues                         $   3,416.7      $   4,302.0      $   3,881.3
                                      ===============================================

    Net income
         PEC                          $     157.2      $     148.1      $     187.1
         Associated                          14.8             23.5             14.9
                                      -----------------------------------------------
    Restated net income               $     172.0      $     171.6      $     202.0
                                      ===============================================

         The consolidated financial statements for all periods prior to the merger have been restated to include Associated's results for the twelve months ended September 30. Effective with the date of the merger, Associated's fiscal year end was changed from September 30 to December 31 to conform to PEC's fiscal year end. Accordingly, the Company's consolidated income statement excludes Associated's revenues, operating expenses and net income of $558.7 million, $550.1 million and $0.8 million, respectively, for the three months ended December 31, 1994. Associated's net income for this period was recorded directly to retained earnings, net of a $0.3 million charge to conform Grand Valley Gas Company's (Grand Valley's) fiscal year end. In addition, Associated's cash activity for the three months ended December 31, 1994 is shown separately on the consolidated statement of cash flows. This activity includes the retirement of the outstanding balance of Associated's bank credit agreement. See Note 10.

    On July 1, 1994, Associated Natural Gas, Inc., a wholly-owned subsidiary of Associated, merged with Grand Valley, a natural gas marketing company with a marketing emphasis in the western United States and Canada. The merger has been accounted for under the pooling of interests method and, accordingly, financial information separately shown for Associated has been restated to include the accounts of Grand Valley.

3.  BUSINESS SEGMENTS

    The Company's operations are classified into two major business segments.

         The natural gas transmission segment is involved in the interstate transportation and storage of natural gas.

         The market and supply services segment is involved in the purchasing, gathering, processing, marketing and intrastate transportation of natural gas, NGLs and crude oil.

         "Corporate and Other" includes, among other things, corporate investments and the Company's LNG project, which imports and regasifies LNG and provides worldwide LNG shipping services. Intersegment eliminations are also included in Corporate and Other. Identifiable assets are those assets used in the Company's operations in each segment.

         Selected financial data for the Company's segments are as follows:

                                             Revenues
                              ------------------------------------
                                               Inter-               Depreciation &    Operating       Capital     Identifiable
    Millions                  Unaffiliated     segment      Total    Amortization   Income (Loss)   Expenditures     Assets
- ------------------------------------------------------------------------------------------------------------------------------------
    Natural Gas
         Transmission
             1994               $1,637.5      $  44.8      $1,682.3      $216.8        $529.4          $301.0       $5,655.8
             1993                1,797.2         86.8       1,884.0       219.2         416.0(1)        292.1        6,105.3
             1992                2,135.2(2)      52.0       2,187.2(2)    229.7         482.6(2)        260.9        6,078.1
    Market and
         Supply Services
             1994                2,892.8         60.2       2,953.0        33.3          74.8           250.8        1,118.7
             1993                2,415.9         36.4       2,452.3        24.7          73.2            71.9          822.3
             1992                1,641.4          6.0       1,647.4        23.1          59.4            94.8          643.6
    Corporate
         and Other
             1994                   54.8       (105.0)        (50.2)        6.9         (18.9)(3)         3.5          733.0
             1993                   88.9       (123.2)        (34.3)        6.9           2.6             2.8          680.2
             1992                  104.7(2)     (58.0)         46.7(2)      6.1         106.5(2)          0.3          993.2
- ------------------------------------------------------------------------------------------------------------------------------------
    Consolidated
             1994               $4,585.1     $   --        $4,585.1      $257.0        $585.3(3)       $555.3       $7,507.5
             1993(as restated)   4,302.0         --         4,302.0       250.8         491.8(1)        366.8        7,607.8
             1992(as restated)   3,881.3(2)      --         3,881.3(2)    258.9         648.5(2)        356.0        7,714.9
- ------------------------------------------------------------------------------------------------------------------------------------

    (1) Includes a $100 million charge reflecting TETCO's settlement of Order 636 implementation and other issues.
    (2) Includes earnings for the LNG project settlement of $88.6 million in operating revenues ($19.9 million-Natural Gas Transmission, $68.7 million-Corporate and Other).
    (3)  Includes nonrecurring merger costs of $16.2 million.


4.  NATURAL GAS REVENUES AND REGULATORY MATTERS

    FERC ORDER 636 AND MERCHANT SERVICES

    During 1993, the Company's interstate natural gas pipelines began providing restructured services pursuant to FERC Order 636. This order, which is on appeal to the courts, requires pipeline service restructuring that "unbundles" sales, transportation and storage services. Order 636 provides for the use of the straight fixed-variable (SFV) rate design, which assigns return on equity, related taxes and other fixed costs to the demand component of rates. In addition, Order 636 allows pipelines to recover eligible costs resulting from implementation of the order (transition costs).

         On August 1, 1994, TETCO implemented a FERC-approved settlement that resolved regulatory issues related primarily to Order 636 transition costs and a number of other issues related to services prior to Order 636. TETCO's final and nonappealable settlement provides for the recovery of certain transition costs through volumetric and reservation charges through the year 2002. Pursuant to the settlement, TETCO will absorb a certain portion of the transition costs, the amount of which is dependent upon natural gas prices and deliverability levels. In December 1993, the Company established an additional provision of $100 million ($60.2 million after tax) to reflect the impact of the settlement. PEPL's and Trunkline's transition cost recoveries, which are subject to certain challenges that are pending further FERC action, will occur over the next three years.

         At December 31, 1994 and 1993, the Company's interstate pipelines had recorded approximately $35 million and $300 million (1994), and $25 million and $365 million (1993) of current and long-term regulatory assets, respectively, representing transition costs incurred or estimated to be incurred that will be recovered from customers. At December 31, 1994 and 1993, the Company had recorded estimated current and long-term liabilities related to Order 636 transition costs of approximately $125 million and $105 million (1994), and $100 million and $290 million (1993), respectively. In addition, the Company had recorded current liabilities of approximately $60 million at December 31, 1993 for estimated refunds pursuant to certain provisions of TETCO's settlement. The Company refunded $84 million in December 1994 pursuant to these settlement provisions.

         In the past, during the normal course of business, the Company's interstate pipelines entered into certain gas purchase contracts containing take-or-pay provisions, which may expose the Company to financial risk. PEPL and Trunkline are currently collecting certain take-or-pay settlement costs through a combination of direct billings and volumetric surcharges. The volumetric surcharges are being collected with interest over a period extending through 1997. The Company had recorded approximately $26.7 million and $33.4 million at December 31, 1994 and 1993, respectively, for such amounts.

         The U.S. Department of the Interior announced its intention to seek additional royalties from gas producers as a result of payments received by such producers in connection with past take-or-pay settlements, buyouts and buydowns of gas sales contracts with natural gas pipelines. The Company's pipelines, with respect to certain producer contract settlements, may be contractually required to reimburse or, in some instances, to indemnify producers against such royalty claims. If the Company's pipelines ultimately have to reimburse or indemnify the producers, the potential exists for some recovery from pipeline customers. The potential liability of the producers to the government and of the pipelines to the producers involves complex issues of law and fact which are likely to take a substantial period of time to resolve.

         The Company believes the exposure associated with gas purchase contract commitments and the termination of the Company's pipeline merchant services are substantially mitigated by transition cost recoveries pursuant to TETCO's settlement, Order 636 and other mechanisms. As a result, the Company believes that Order 636 transition cost issues and take-or-pay settlement matters will not have a material adverse effect on future consolidated results of operations or financial position.

         JURISDICTIONAL TRANSPORTATION AND SALES RATES

         ALGONQUIN. Algonquin filed a general rate increase effective May 1, 1993, subject to refund, which reflected throughput changes due to contract restructuring and a return to incremental rates with SFV rate design.

         In July 1994, FERC approved Algonquin's settlement of its 1993 rate case and certain other regulatory issues. The settlement resolved certain Order 636 service restructuring issues, transition cost recovery methodology and rate design issues remanded to FERC by the U.S. Court of Appeals. Additionally, the settlement provides for a partial roll-in of rates over six years, through limited rate filings in May 1996 and 1999 to reflect changes in net plant, property and equipment.

         PEPL. On April 1, 1992 and November 1, 1992, PEPL placed into effect, subject to refund, general rate increases incorporating the SFV rate design. Hearings in these rate proceedings were completed in the first half of 1994, and initial decisions by the FERC Administrative Law Judge (ALJ) were received. The cases are pending FERC review of the initial ALJ decisions.

         Effective April 1, 1989, PEPL placed into effect, subject to refund, sales and transportation rates reflecting a restructuring of rates, including seasonal rate structures. PEPL and others are appealing various FERC orders related to these rates. On December 7, 1994, FERC approved a settlement agreement with a majority of the customers which resolves refund matters and terminates other actions for the period these rates were effective for the settling parties.

         As a result of the above proceedings, PEPL in 1994 recorded operating income of $23.9 million and interest reductions of $1.1 million.

         TRUNKLINE. On September 1, 1994, Trunkline placed into effect, subject to refund, a general rate increase as a result of a filing made in accordance with terms of a rate case settlement in 1993. A preliminary customer settlement has been reached.

         OTHER. The Company's pipelines, pursuant to FERC requirements, requested FERC approval to record the impact of adopting Accounting Standard No. 109, including the recognition of a portion of the impact as an increase to stockholders' equity. The FERC accounting branch has denied approval of certain of these requests, pending rate case review, and the Company's pipelines, where approval has been denied, have filed for rehearing. The Company believes the ultimate resolution of this matter will not have a material adverse effect on consolidated financial position.

         LNG PROJECT SETTLEMENT

         In 1992, settlement agreements that resolved certain outstanding LNG project regulatory issues became effective. As a result of the settlement, revenues and interest expense in 1992 included benefits of $88.6 million and $17.5 million, respectively ($57.7 million after tax). The income statement impact was net of related provisions for service restructuring and deferred revenues related to recovery of LNG project operating costs. To capitalize on its LNG assets, the Company continues to examine several strategic opportunities.

         In 1993, the Company sold substantially all of the remaining balance of the LNG project settlement receivables, with limited recourse. At December 31, 1994, $103.4 million remained outstanding on the receivables sold. In the opinion of management, the probability that the Company will be required to perform under the recourse provisions is remote.

5.  INCOME TAX

    Income tax recognized in the consolidated statement of income is summarized as follows:

                                                Years Ended December 31
                                         1994             1993             1992
    Millions                                         (as restated)    (as restated)
- --------------------------------------------------------------------------------------
    Current
         Federal                         $ 40.6           $ 86.7          $ 44.4
         State                              6.0             17.6             6.7
                                         ---------------------------------------------
            Total current                  46.6            104.3            51.1
                                         ---------------------------------------------
    Deferred
         Federal                           94.6             13.0            68.5
         State                             20.2              1.6            16.1
                                         ---------------------------------------------
            Total deferred                114.8             14.6            84.6
                                         ---------------------------------------------
    Total income tax                     $161.4           $118.9          $135.7
                                         =============================================

         Deferred income tax in 1993 included a net charge of $8.6 million for enacted changes in federal and state tax laws and rates, and a benefit of $4.8 million for changes in the beginning of the year valuation allowance.

         Total income tax differs from the amount computed by applying the federal income tax rate to income before income tax. The reasons for this difference are as follows:

                                                Years Ended December 31
                                         1994             1993             1992
    Millions, except %                               (as restated)    (as restated)
- --------------------------------------------------------------------------------------
    Federal income tax rate               35%              35%             34%
                                         =============================================
    Income tax, computed at the
            statutory rate               $135.3           $101.7          $114.8
    Adjustments resulting from--
         State income tax, net of federal
            income tax effect              17.0             12.2            15.0
         Cumulative effect of federal
            rate change                    --                9.2            --
         Goodwill amortization              4.1              6.0             5.7
         Changes in valuation allowance    --               (4.8)            1.5
         Insurance premiums                (4.1)            (4.4)           (1.5)
         Other items, net                   9.1             (1.0)            0.2
                                         ---------------------------------------------
    Total income tax                     $161.4           $118.9          $135.7
                                         =============================================
    Effective tax rate                     41.7%            40.9%           40.2%
                                         =============================================


         The tax effects of temporary differences that resulted in deferred income tax assets and liabilities and a description of the significant financial statement items that created these differences are as follows:

                                                               December 31
                                                          1994             1993
    Millions                                                          (as restated)
- --------------------------------------------------------------------------------------
    Deferred liabilities and credits                    $  321.8       $   338.0
    Investment tax credit carryforward                      71.7            72.1
    Alternative minimum tax credit carryforward             78.1            71.0
    Other accrued liabilities                               98.3           116.6
    Rate refund provisions                                  20.2            28.4
    Deferred revenue - LNG project                          24.4            27.3
    State deferred income tax, net of federal
      tax effect                                            15.9            16.6
    Other                                                   13.5            19.6
                                                       -------------------------------
            Total deferred income tax assets               643.9           689.6
    Valuation allowance and other tax reserves            (250.5)         (459.9)
                                                       -------------------------------
            Net deferred income tax assets                 393.4           229.7
                                                       -------------------------------
    Plant, property and equipment                         (899.6)         (875.1)
    Deferred charges                                      (287.3)         (284.3)
    Investments                                            (81.4)          (77.9)
    State deferred income tax, net of federal
      tax effect                                           (92.3)          (88.2)
    Prepaid pension                                        (83.9)          (78.1)
    Other                                                  (55.0)          (41.2)
                                                       -------------------------------
            Total deferred income tax liabilities       (1,499.5)       (1,444.8)
                                                       -------------------------------
    Deferred income tax liability,
         net of current amounts                        $(1,106.1)      $(1,215.1)
                                                       ===============================

         If tax benefits relating to the valuation allowance for deferred income tax assets and other tax reserves are recognized subsequent to December 31, 1994, approximately $152.6 million will be allocated to goodwill.

         The investment tax credit carryforward, which is expected to be fully utilized, will begin to expire in 1996 and will be extinguished in 2002 if not utilized sooner. The alternative minimum tax credit carryforward can be carried forward indefinitely.

         In 1990, the Internal Revenue Service (IRS) issued regulations which disallow for tax purposes losses incurred in the Company's 1989 sales of certain assets that were acquired in the purchase of TEC. Consequently, the Company established a provision in 1990 for this and certain other issues, resulting in an increase in goodwill and deferred income tax liability. During the third quarter of 1994, upon completion of the IRS field examination, the Company revised its estimate and reduced the related goodwill and deferred income tax liability by approximately $200 million.

6.  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

    FINANCIAL INSTRUMENTS


                                                                       Approximate
    Millions                                           Book Value       Fair Value
- --------------------------------------------------------------------------------------
                                                            Assets (Liabilities)
    DECEMBER 31, 1994
    Cash                              Note 1           $    33.3       $    33.3
    Other current receivables                               19.2            19.2
    Other investments                 Note 8                54.3            51.0(1)
    Long-term debt                    Note 10           (2,367.8)       (2,410.2)(2)
    Foreign currency
     exchange contract                Note 8                22.4            21.7(3)
    Interest rate swaps                                     --               2.1(3)

    December 31, 1993
    Cash                              Note 1           $    77.6       $    77.6
    Other current receivables                               51.9            51.9
    Other investments                 Note 8                64.2            53.6(1)
    Notes payable                     Note 10               18.4            18.4(2)
    Long-term debt                    Note 10           (2,152.0)       (2,432.8)(2)
    Foreign currency
     exchange contract                Note 8                13.5            10.3(3)
    Interest rate swaps                                     --               3.0(3)

    (1) The fair value of these financial instruments, which include insurance contracts and long-term receivables, is based on determinations by insurance companies and discounted cash flows, as applicable.
    (2) Based on quoted market prices for the same or similar issues, discounted cash flows and/or rates currently available to the Company for debt with similar terms and remaining maturities.
    (3) Represents estimated amounts the Company would receive (pay) if agreements were settled, considering current market rates and the creditworthiness of the parties to the agreements.

         The Company has implemented an agreement to sell with limited recourse, on a continuing basis, current accounts receivable at a discount. The Company received $100 million for accounts receivable sold that remained outstanding at December 31, 1994. In the opinion of management, the probability that the Company will be required to perform under the recourse provisions is remote. Other receivables in the consolidated balance sheet at December 31, 1994 and 1993 include taxes receivable and reimbursements due from others for capital projects.

         The following financial instruments have no book value associated with them and there are no fair values readily determinable since quoted market prices are not available: recourse provisions of the First Mortgage Notes (Note 8) and the LNG project settlement and trade receivable sales (Note
    4), the Northern Border Pipeline Company (Northern Border) transportation agreement guarantee (Note 8) and the Petrolane Incorporated (Petrolane) lease indemnification (Note 11).

         The Company enters into certain financial instrument arrangements in order to reduce the market risks inherent in the operations of the business. As of December 31, 1994, the Company had outstanding a foreign currency exchange contract with a $54 million notional amount that was entered into so as to reduce the impact of changes in currency exchange rates and interest rates on the Swiss Franc bonds. The contract expires in 1996, concurrent with maturity of the bonds, and has the effect of fixing the currency exchange and interest rates for these 100 million Swiss Franc bonds at $0.54 per Swiss Franc and 9.26%, respectively. The Company adjusts the long-term debt and the exchange contract valuation account at the end of each period to reflect the current exchange rate.

         At December 31, 1994, the Company had two interest rate swaps for a total outstanding notional amount of approximately $103.4 million that were entered into as a result of the sales of the LNG project settlement receivables. Pursuant to these swaps, the Company makes payments to the counterparty at a rate based on LIBOR (London Interbank Offered Rates) and receives payments based on the FERC prime rate. The notional amount decreases as the outstanding balance of the settlement receivables decreases, and the swaps terminate in conjunction with repayment of the receivables, which will be no later than 1998. Other interest expense is adjusted for the net amount of these swap receipts and payments.

         PRICE RISK MANAGEMENT. At December 31, 1994, the Company held or issued several instruments that reduce the Company's exposure to market fluctuations in the price and transportation costs of natural gas and petroleum products. The Company's market exposure arises from inventory balances and fixed-price purchase and sale commitments that extend for periods of up to 24 months which are entered into to support the Company's marketing and supply activities. The Company's general strategy is to hedge fixed-price commitments with commodity futures, swaps and options; however, net open positions can occur in the ordinary course of business. In conjunction with the hedging activities, the Company also engages in limited trading of such instruments. The Company adheres to policies which limit its exposure to market risk from open positions and monitors daily its exposure from open positions.

         Natural gas futures require the Company to buy or sell natural gas at a fixed-price. Under swap agreements, the Company receives or makes payments based on the differential between a specified price and the actual price of natural gas. The Company uses futures and swaps to lock-in margins on offsetting fixed-price purchase or sale commitments for physical quantities of natural gas. Natural gas options held to hedge price risk provide the right, but not the requirement, to buy or sell natural gas at a fixed price. The Company purchases options to guarantee a minimum margin for fixed-price agreements to purchase or sell physical quantities of natural gas.

         At December 31, 1994, the Company had outstanding futures, swaps and options for net purchases of 36.5 billion cubic feet of natural gas which offset the risk of price fluctuations under fixed-price commitments to sell natural gas. The following list identifies the instruments held to hedge fixed-price commitments at December 31, 1994:


                                       Net Purchases (Sales)
                                   ------------------------------
                                     Notional or
    Millions                       Contract Amount     Fair Value
    -------------------------------------------------------------
    Futures                             $64.2            $54.4
    Swaps                                10.7             10.2
    Options                              (0.1)            (0.2)

         The gains, losses and costs related to the hedging instruments described above are deferred until the underlying physical transaction occurs. At December 31, 1994, the Company had an unrecognized net loss of $10.5 million related to financial instruments which is offset by an unrecognized net gain from the Company's obligations to sell physical quantities of gas.

         Gains or losses on futures, options and swap contracts that do not qualify as hedges are recognized in income on a current basis. During 1994, the Company recognized gains of $0.7 million on trading positions which had an average fair value of $5.9 million. At December 31, 1994, the fair value of instruments held or issued for trading purposes was $4.4 million that represented purchases of 2.6 billion cubic feet of natural gas.

         MARKET AND CREDIT RISK. New York Mercantile Exchange (Exchange) traded futures and option contracts are guaranteed by the Exchange and have nominal credit risk. On all other transactions described above, the Company is exposed to credit risk in the event of nonperformance by the counterparties. For each counterparty, the Company analyzes the credit positions prior to entering into an agreement and establishes credit limits. The change in market value of Exchange-traded futures and options contracts requires daily cash settlement in margin accounts with brokers. Swap contracts and most other over-the-counter instruments are generally settled at the expiration of the contract term and are often subject to margin requirements with the counterparty. At December 31, 1994, the Company had $30.8 million in margin cash accounts to service these commodity hedging tools of which $4.7 million was available for general corporate purposes.

         The Company has a concentration of receivables due from public utilities throughout the United States. These concentrations of customers may affect the Company's overall credit risk in that the customers may be similarly affected by changes in economic, regulatory or other factors. Trade receivables are generally not collateralized; however, the Company analyzes customers' credit positions prior to extending credit.


7.  INVENTORY AND GAS IMBALANCES

    A summary of inventory and supplies by category follows:


                                                               December 31
                                                         1994              1993
    Millions                                                          (as restated)
- ------------------------------------------------------------------------------------
         Crude oil                                        $ 11.2          $ 12.4
         NGLs                                                2.3             3.8
         Gas held for resale                                 9.4             2.2
         Materials and operating supplies                  101.2           114.0
                                                          --------------------------
         Total inventory and supplies                     $124.1          $132.4
                                                          ==========================

         Inventory and supplies are recorded at the lower of cost or market using the average cost method. Materials and operating supplies includes gas held for operations.

         The consolidated balance sheet includes in-kind balances as a result of differences in gas volumes received and delivered. At December 31, 1994 and 1993, other current assets and other current liabilities included $35 million and $11.5 million (1994), and $78.3 million and $72.8 million
    (1993), respectively, for these imbalances.

8.  INVESTMENTS

    AFFILIATES

    The Company has investments in the following companies that are accounted for using the equity method. These investments include undistributed earnings of $69.7 million in 1994 and $42.3 million in 1993 related to 50% or less owned entities.

    INVESTMENTS IN AFFILIATES
                                                                  December 31
    Millions, except %               % Ownership          1994             1993
- ---------------------------------------------------------------------------------
    National Methanol Company              25.00          $ 70.7          $ 45.9
    Northern Border                         5.95*           33.5            33.9
    TEPPCO Partners, L.P.                  10.45            22.6            22.4
    Midland Cogeneration Venture           14.34             9.1             6.4
    Other affiliates                     Various            24.2            20.6
                                                          -----------------------
    Total investments in affiliates                       $160.1          $129.2
                                                          =======================

* Represents effective ownership percentage through Northern Border Partners,
  L.P.

    EQUITY IN EARNINGS
                                                Years Ended December 31
    Millions                             1994             1993            1992
- ---------------------------------------------------------------------------------
    National Methanol Company             $26.2            $ 3.3           $ 1.2
    Northern Border                         4.5             13.9            15.9
    TEPPCO Partners, L.P.                   3.6              0.8             0.4
    Midland Cogeneration Venture            2.8             (1.6)           (4.8)
    Other affiliates                        3.8             (0.3)           (6.9)
                                       ------------------------------------------
    Total equity in earnings              $40.9            $16.1           $ 5.8
                                       ==========================================

         Distributions and dividends received amounted to $11.7 million, $14.2 million and $12.9 million in 1994, 1993 and 1992, respectively.

         Summarized combined balance sheet and income statement information of the entities that are accounted for using the equity method are as follows:

    Millions                             1994             1993             1992
    ----------------------------------------------------------------------------
    ASSETS
    Current assets                     $  610.3         $  396.0        $  421.3
    Noncurrent assets                   4,639.5          4,506.7         4,238.5
                                       -----------------------------------------
    Total                              $5,249.8         $4,902.7        $4,659.8
                                       =========================================
    LIABILITIES AND EQUITY
    Current liabilities                $  475.1         $  356.4        $  318.9
    Noncurrent liabilities              3,713.5          3,734.4         3,548.4
    Equity                              1,061.2            811.9           792.5
                                       -----------------------------------------
    Total                              $5,249.8         $4,902.7        $4,659.8
                                       =========================================
    INCOME
    Operating revenues                 $1,438.2         $1,029.2        $  903.9
    Operating expenses                    890.7            656.2           556.3
    Net income                            271.5            103.4            69.7

         NORTHERN BORDER. Northern Border is a partnership operating a pipeline transporting natural gas from Canada to the Midwest area of the United States.

         During 1993, the Company transferred its 22.75% interest in Northern Border to Northern Border Partners, L.P., a master limited partnership
    (MLP), in exchange for general partner interests as well as subordinated and common limited partner units. Also during 1993, the Company sold 74% of its MLP limited partner units, resulting in a fourth quarter pre-tax gain of $48.2 million ($28.7 million after tax). The Company received net proceeds of approximately $147 million that were used for the repayment of debt and for general corporate purposes.

         Under the terms of a settlement related to a transportation agreement between PEPL and Northern Border, PEPL guarantees payment to Northern Border under a transportation agreement by an affiliate of Pan-Alberta Gas Limited. The transportation agreement requires estimated total payments of $184 million for the years 1995 through 2001. In the opinion of management, the probability that PEPL will be required to perform under this guarantee is remote.

         NATIONAL METHANOL COMPANY (NATIONAL METHANOL). National Methanol is a joint venture that owns and operates a chemical-grade methanol plant located in Jubail, Saudi Arabia. National Methanol produced over 900,000 metric tons of methanol in 1994 and completed construction of a 700,000 metric ton-per-year MTBE (methyl tertiary butyl ether) unit. This plant began commercial operations on July 1, 1994 and produced approximately 350,000 metric tons of MTBE, an oxygenate used to produce cleaner-burning gasoline blends.

         TEPPCO PARTNERS, L.P. TEPPCO Partners, L.P. is an MLP that owns and operates a petroleum products pipeline. A subsidiary partnership of the MLP has $356.5 million in First Mortgage Notes outstanding with recourse to the general partner, a subsidiary of PEC. These notes have annual principal payments due through 2010.

         MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP (MCV). MCV converted an incomplete nuclear plant to a dual-purpose energy unit that uses natural gas to generate electricity and produce industrial process steam. The Company has a general partnership interest in MCV.

         OTHER INVESTMENTS

         Other investments include real estate holdings and financial instruments, such as insurance contracts and long-term receivables that are recorded at cost in the consolidated balance sheet. In 1992, the Company recognized a charge of $8.2 million for the sales of certain office buildings.

9.  PLANT, PROPERTY AND EQUIPMENT

     A summary of plant, property and equipment by classification follows:

                                                                  December 31
                                     Depreciation         1994             1993
    Millions, except %                 % Rates                        (as restated)
    -------------------------------------------------------------------------------
    Transmission                     1.70 - 4.00        $5,796.9        $5,393.3
    Gathering                        1.30 - 6.67           449.1           439.8
    Processing                       4.00 - 5.00           133.2           111.2
    Underground storage              1.87 - 3.50           465.2           400.4
    LNG facilities                       --*               599.8           600.3
    LNG vessels                      2.78 - 2.86           144.5           144.5
    General plant                   2.53 - 33.33           302.7           283.6
    Construction work
     in progress                          --               148.5           150.3
                                                        ------------------------
    Total plant, property
     and equipment                                      $8,039.9        $7,523.4
                                                        ========================

    *Modified unit-of-production method.

         A summary of plant, property and equipment, net of accumulated depreciation, by classification follows:

                                                               December 31
                                                          1994             1993
    Millions                                                          (as restated)
- -----------------------------------------------------------------------------------
    Transmission                                        $3,761.6        $3,529.7
    Gathering                                              120.5           114.1
    Processing                                              91.9            72.7
    Underground storage                                    355.5           306.0
    LNG project                                            319.7           325.2
    General plant                                          210.1           198.7
    Construction work in progress                          148.5           150.3
                                                        ------------------------
    Net plant, property and equipment                   $5,007.8        $4,696.7
                                                        ========================

10. DEBT AND CREDIT FACILITIES

    A summary of long-term debt is as follows:

                                                               December 31
                                                          1994             1993
    Millions                                                          (as restated)
- -----------------------------------------------------------------------------------
    PEC
    Bonds
         7 3/4% revenue maturing 2022                   $  328.0        $  328.0
         Swiss Franc (9.26%) maturing 1996*                 76.4            67.3
    Notes
         Medium Term, Series A, 8.5-9%
            maturing 1996-1997*                            139.0           139.0
         10.5% maturing 1997*                                 --           100.0
         8 5/8% maturing 1999                              100.0              --
    Revolving Credit Agreement (8.5%)                      185.0              --
    Unamortized Discount*                                   (9.7)          (16.6)
                                                        ------------------------
            Total PEC                                      818.7           617.7
                                                        ------------------------
    TETCO
    Debentures
         10 1/8% maturing 2011                             100.0           100.0
         10% maturing 2011                                 150.0           150.0
    Notes
         10 3/8% maturing 2000                             200.0           200.0
         10% maturing 2001                                 100.0           100.0
         8% maturing 2002                                  100.0           100.0
         8 1/4% maturing 2004                              100.0              --
         Medium Term, Series A, 7.64-9.07%
            maturing 1999-2012                             100.0           100.0
    Unamortized Discount                                   (31.6)          (32.8)
                                                        ------------------------
            Total TETCO                                    818.4           717.2
                                                        ------------------------
    ALGONQUIN
    Notes
         8.795-8.936% maturing 1996                         50.0            50.0
         9.13% maturing 2003                               100.0           100.0
         Unamortized Discount                               (2.1)           (3.2)
                                                        ------------------------
            Total Algonquin                                147.9           146.8
                                                        ------------------------
    PEPL
    Debentures
         9 7/8% maturing 1996                              125.0           250.0
         7.95% maturing 2023                               100.0           100.0
         7.2% maturing 2024                                100.0           100.0
    Notes
         7 7/8% maturing 2004                              100.0              --
         Variable Rate (4.25%) maturing 1995                  --            50.0
    Unamortized Discount                                    (1.0)           (1.2)
                                                        ------------------------
            Total PEPL                                     424.0           498.8
                                                        ------------------------
    PANHANDLE GATHERING COMPANY
    4% maturing 1996                                         4.5             4.5
                                                        ------------------------
    ASSOCIATED
    Notes
         12.75% maturing 1994-1995                           4.0            12.0
         9.55% maturing 1996-1999                           55.0            55.0
         9% convertible maturing 1997-2004                  10.0            10.0
         6.3% maturing 1999-2003                            40.0              --
         9.9% maturing 2000-2003                            45.0            45.0
    Revolving Credit Agreement                                --            45.0
    Other                                                    0.3              --
                                                        ------------------------
            Total Associated                               154.3           167.0
                                                        ------------------------
    LESS CURRENT MATURITIES                                 (4.1)          (66.5)
                                                        ------------------------
    TOTAL LONG-TERM DEBT                                $2,363.7        $2,085.5
                                                        ========================

    *These previous obligations of TEC were assumed by PEC in conjunction with a reorganization of TEC in 1994.

         The interest rates indicated were in effect on principal balances outstanding at December 31, 1994. Interest costs capitalized in 1994, 1993 and 1992 were $4.6 million, $3.8 million and $2.1 million, respectively.

         Required sinking fund and installment payments applicable to long-term debt are as follows:

    Millions
- -----------------------------------------------
    1995                                $   4.1
    1996                                  294.3
    1997                                  145.8
    1998                                   31.3
    1999                                  373.3

         PEC, TETCO and PEPL each have effective shelf registration statements with the Securities and Exchange Commission for the issuance of $100 million of unsecured debt securities. At December 31, 1993, the Company had $18.4 million of short-term borrowings outstanding with a weighted average interest rate of 3.8%.

         CREDIT AGREEMENTS. PEC entered into a new variable-rate, bank credit agreement, dated December 1, 1994, that permits PEC to borrow up to $600 million. TETCO and PEPL also entered into new variable-rate, bank credit agreements that permit these subsidiaries to borrow up to $200 million on a combined basis. The bank commitments under the credit agreements will terminate December 9, 1999. Also in December 1994, Associated canceled its $150 million bank credit agreement in conjunction with the PEC merger and retired the $83 million balance outstanding with proceeds received from an advance from PEC.

11. LEASES AND OTHER COMMITMENTS

    The Company utilizes assets under operating leases in several areas of operations. Consolidated rental expense amounted to $30.6 million, $28.7 million and $29.6 million for the years 1994, 1993 and 1992, respectively. Minimum rental payments under the Company's various operating leases for the years 1995 through 1999 are $27.6 million, $23.7 million, $20.1 million, $12.4 million and $11 million, respectively. Thereafter, payments aggregate $48.4 million through 2011.

         In connection with the sale of Petrolane in 1989, TEC agreed to indemnify Petrolane against certain obligations for guaranteed leases and environmental matters. Certain of the lease obligations relate to Petrolane's divestiture of supermarket operations prior to its acquisition by TEC and as of December 31, 1994 total approximately $84.3 million over the remaining terms of the leases, which expire in 2006. In the opinion of management, the probability that TEC will be required to perform under this indemnity provision is remote.

         Petrolane was named in a suit filed by the city of Fresno, California (the City) in the U.S. District Court for the Eastern District of California on February 18, 1993 seeking contribution from 22 parties for characterization and remediation costs related to the Fresno Sanitary Landfill (the Landfill). The City, under a mandate from the U.S. Environmental Protection Agency (EPA), is obligated to characterize and remediate environmental contamination at the Landfill, which is on the National Priorities List. One of Petrolane's former subsidiaries is alleged to have disposed of hazardous substances at the Landfill. Since characterization of the Landfill has not been completed, the Company is unable at this time to estimate its share of cleanup costs or the timing of such costs, but expects that this matter will not have a material adverse effect on the Company's consolidated financial position or results of operations.

12. COMMON STOCK

         STOCK ISSUANCES. On December 15, 1994, under the terms of the merger, PEC issued 28.4 million shares of common stock in exchange for 100% of Associated's common stock. See Note 2.

         In June 1993, PEC sold 10 million shares of common stock priced at $21.25 per share, resulting in net proceeds to the Company of $204.5 million. Proceeds from the offering were applied towards the early redemption, also in June, of $176 million of outstanding debentures.

         STOCK OPTIONS. Transactions under various stock option and incentive plans are summarized as follows:

                                                        Shares        Option Prices
- --------------------------------------------------------------------------------------
    Outstanding Dec. 31, 1992                        1,336,109        $12.19 - $30.63
         Granted                                       555,000         19.06 -  21.31
         Exercised                                     (98,535)        12.81 -  19.40
         Expired                                       (31,367)        16.38 -  30.63
                                                     ---------

    Outstanding Dec. 31, 1993                        1,761,207         12.19 -  30.63
         Granted                                       337,300         20.00 -  24.25
         Exercised                                     (60,737)        12.19 -  19.06
         Expired                                       (33,666)        16.38 -  30.63
         Associated*                                 1,574,546         10.13 -  18.07
                                                     ---------
    OUTSTANDING DEC. 31, 1994                        3,578,650         10.13 -  30.63
                                                     =========

    Exercisable at December 31
         1992                                          754,609        $12.19 - $30.63
         1993                                          911,707         12.19 -  30.63
         1994                                        2,863,183         10.13 -  30.63

    * Represents conversion of Associated's stock options outstanding into equivalent PEC options.

         STOCK AWARDS. Under PEC's 1990 Long Term Incentive Plan, there were 3 million shares of PEC common stock reserved for issuance to key employees. Awards representing 92,600 and 114,750 common shares, along with dividend equivalents, were granted to key employees during 1991 and 1990, respectively. Common shares are issued over a period of two to six years pursuant to these awards. In addition, in 1993 and 1991, respectively, 300,000 and 40,000 common shares were issued as restricted stock awards, with restrictions being removed over periods of three and four years, respectively.

         Under Associated's 1991 Equity Incentive Plan, there were 1.7 million equivalent PEC common shares reserved for issuance to key employees. Awards (in equivalent PEC shares) of restricted stock for 54,215 shares, 31,387 shares, 33,431 shares, and 75,864 shares were granted in 1994, 1993, 1992, and 1991, respectively, with restrictions removed over a period of four years from the time of grant. At the time of the merger with PEC, there were 106,859 equivalent PEC shares issued on which restrictions remained. Pursuant to change in control provisions of this plan, restrictions were removed as to 48,353 shares effective with the merger and will be removed on the remaining shares in 1995.

         CONVERTIBLE DEBT. The Company's 9% convertible notes entitle the holders, at their option, to convert the notes into 451,875 shares of PEC common stock. This conversion right contains various anti-dilution provisions, including a provision to adjust the conversion rate if PEC sells shares at a price less than the current market price. See Note 10.

         RESTRICTIONS ON DIVIDENDS. Under the most restrictive covenants contained in the Company's debt agreements, $727.5 million of PEC's consolidated common stockholders' equity was available for the payment of dividends at December 31, 1994.

13. ENVIRONMENTAL MATTERS

         TETCO. TETCO is currently conducting PCB (polychlorinated biphenyl) characterization (assessment) and cleanup programs at certain of its compressor station sites under conditions stipulated by a U.S. Consent Decree. The programs include on-and off- site characterization, installation of on-site source control equipment and groundwater monitoring wells, and on- and off-site cleanup work. TETCO expects to complete the programs at up to 89 sites in as many as 14 states. The programs are expected to continue until 2000.

         In addition to the cleanup required by the United States, TETCO has been conducting PCB remediation (cleanup) work at certain on-site and off-site areas pursuant to separate agreements with the states of Pennsylvania and New Jersey. These agreements generally impose cleanup levels that are more stringent than those required by the U.S. Consent Decree.

         In 1987, the Commonwealth of Kentucky instituted suit in state court against TETCO, alleging improper disposal of PCBs at TETCO's three compressor station sites in Kentucky. This suit, which is still pending, seeks penalties for violations of Kentucky environmental statutes. The Company previously established a reserve for potential fines and penalties. In 1991, TETCO and the Commonwealth executed a consent order in which TETCO agreed to perform site assessments at its sites in Kentucky, and this work has been substantially completed. TETCO completed remediation of one of its Kentucky sites in 1994 and plans to remediate another site in 1995.

         At December 31, 1994 and 1993, TETCO had recorded current and long-term liabilities of $56.4 million and $289.1 million (1994) and $93 million and $298.7 million (1993), respectively, for remaining estimated cleanup costs. These cost estimates represent gross cleanup costs expected to be incurred by TETCO, have not been reduced by customer or insurance recoveries and do not include fines, penalties or third-party claims. TETCO is recovering 57.5% of cleanup costs in rates pursuant to a stipulation and agreement approved by FERC in 1992. At December 31, 1994 and 1993, TETCO had recorded current and long-term regulatory assets of $18.6 million and $177.1 million (1994) and $31.1 million and $196.3 million (1993), respectively, representing costs to be recovered from customers.

         TETCO's litigation with its insurance carriers to recover cleanup and other costs and to enforce the carriers' duty to defend and indemnify TETCO has concluded. TETCO's petition for a writ of certiorari with the U.S. Supreme Court was denied on October 3, 1994, allowing judgment in favor of the insurance carriers to stand.

         TETCO, as well as certain other PEC subsidiaries in some of the cases, are defendants in several private plaintiff suits in various courts. These suits seek relief for actual and punitive damages that allegedly resulted from the release of PCBs and other hazardous substances in violation of federal and state laws. The Company is continuing to defend itself vigorously in these suits.

         PEPL AND TRUNKLINE. The Company has identified environmental contamination at up to 53 sites on the PEPL and Trunkline systems and is undertaking remediation programs at these sites. The contamination resulted from the past use of lubricants containing PCBs and the prior use of wastewater collection facilities and other on-site disposal areas. Soil and sediment testing, to date, has detected no significant off-site contamination. The Company has communicated with the EPA and appropriate state regulatory agencies on these matters. The environmental cleanup programs are expected to continue until 2002.

         At December 31, 1994 and 1993, the Company had recorded liabilities of $70 million and $33 million, respectively, relating to PEPL and Trunkline PCB, wastewater and disposal area cleanup programs and had recorded regulatory assets of $82.4 million and $33 million, respectively, representing costs to be recovered from customers.

         The federal and state cleanup programs are not expected to interrupt or diminish the Company's ability to deliver natural gas to customers. The Company believes the ultimate resolution of matters relating to the cleanup programs will not have a material adverse effect on consolidated results of operations or financial position.

14. LITIGATION

    In connection with a rupture and fire that occurred on TETCO's 36-inch natural gas pipeline on March 23, 1994 in Edison, New Jersey, numerous lawsuits have been filed against the Company and other defendants in the Superior Court of New Jersey, Middlesex County, on behalf of hundreds of individuals seeking unspecified compensatory damages for personal injuries and property losses, as well as punitive damages. Currently, the parties are engaged in the discovery process. The Company also has been contacted by attorneys claiming to represent hundreds of additional individuals with unspecified claims against the Company. In addition, Quality Materials, Inc., the owner of the asphalt plant located at the site of the rupture, has filed suit in the U.S. District Court for the District of New Jersey against TETCO seeking to recover unspecified property damages, lost income and punitive damages. TETCO has filed a counterclaim against Quality Materials, Inc.

         The findings of an investigation of the incident by the Company and the National Transportation Safety Board (NTSB) indicate third-party damage to be the cause of the rupture. Additionally, an NTSB report found that TETCO's pipeline operations met or exceeded federal safety regulations. The Company recorded a $5 million after-tax charge in 1994 for costs related to this incident that are not recoverable under the Company's insurance policies. The Company expects the resolution of these matters will not have a material adverse effect on consolidated results of operations or financial position.

         The Company is also involved in various other legal actions and claims arising in the normal course of business. Based upon its current assessment of the facts and the law, management does not believe that the outcome of any such action or claim will have a material adverse effect upon the consolidated financial position of the Company. However, these actions and claims in the aggregate seek substantial damages against the Company and are subject to the uncertainties inherent in any litigation.

15. PENSION AND OTHER BENEFITS

         PENSION BENEFITS. PEC has a non-contributory trusteed pension plan covering certain employees with a minimum of one year vesting service. The plan provides pension benefits that are generally based on the employee's years of service and highest average earnings during a specified period. The Company's policy is to fund amounts, as necessary, on an actuarial basis to provide assets sufficient to meet benefits to be paid to plan members.

         The components of the net pension benefit are as follows:

                                                Years Ended December 31
    Millions                            1994             1993              1992
- ----------------------------------------------------------------------------------
    Actual return on plan assets          $(2.1)          $ 73.6         $  51.5
    Amount deferred                        67.4            (13.4)            7.4
                                      --------------------------------------------
    Expected return on plan assets         65.3             60.2            58.9
    Service cost benefits earned
         during the period                (12.4)           (10.7)          (10.2)
    Interest cost on projected
         benefit obligations              (35.8)           (35.0)          (33.3)
    Net amortization                        2.9              2.7             3.7
                                      --------------------------------------------
    Net pension benefit                   $20.0           $ 17.2         $  19.1
                                      ============================================

         The following table sets forth the pension plan's funded status and the net asset recognized by the Company:

                                                               December 31
    Millions                                             1994              1993
- ---------------------------------------------------------------------------------
    Plan assets at fair value
         (principally common stock and
         fixed income securities)                         $676.9          $725.6
                                                       --------------------------
    Actuarial present value of
         benefit obligations:
            Vested                                         335.7           370.4
            Nonvested                                       14.9            15.4
                                                       --------------------------
         Accumulated obligations                           350.6           385.8
         Effects of projected future
            compensation levels                             85.1            95.2
                                                       --------------------------
         Projected obligations                             435.7           481.0
                                                       --------------------------
    Plan assets in excess of
         projected obligations                             241.2           244.6
    Unrecognized net asset                                 (46.4)          (51.0)
    Unrecognized net loss                                   21.0             1.4
    Unrecognized prior service cost                         24.0            27.8
                                                       --------------------------
    Prepaid pension                                       $239.8          $222.8
                                                       ==========================

         Assumptions used in the Company's pension accounting are as follows:

                                                      December 31
                                         1994             1993             1992
- ----------------------------------------------------------------------------------
    Discount rates                          8.5%             7.5%            8.0%
    Rates of increase in compensation
         levels                             5.0              5.0             5.0
    Expected long-term rates of return
         on plan assets                     9.5              9.5             9.5

         The Company also sponsors employee savings plans which cover substantially all employees. The Company expensed plan contributions of $13 million, $12.2 million and $12.1 million in 1994, 1993 and 1992, respectively.

         OTHER POSTRETIREMENT BENEFITS. The Company's postretirement benefits consist of certain health care and life insurance benefits for certain retired employees. Substantially all employees of certain subsidiaries may become eligible for these benefits when they reach retirement age while working for such companies and have attained 10 years of specified service. The benefits are provided through contributory and noncontributory trusteed benefit plans.

         Effective January 1, 1993, the Company adopted Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This standard provides for the accrual of such benefit costs over the active service period of employees to the date of full eligibility for the benefits. The Company previously charged amounts to expense based on the annual amount of contributions made to the plans' trust fund. The Company is amortizing the net transition obligation, resulting from implementation of the new accounting standard, over approximately 20 years.

         It is the Company's general policy to fund accrued postretirement health care costs. The retiree life insurance plan is fully funded based on actuarially-determined requirements.

         The net postretirement benefit cost is summarized as follows:

                                                         Years Ended December 31
                                                  1994                               1993
                                        Health                            Health
    Millions                             Care             Life             Care                Life
    ------------------------------------------------------------------------------------------------
    Actual return on
     plan assets                        $   0.6            $(0.3)        $   0.2              $ 4.2
    Amount deferred                        --                5.3            (0.2)               0.7
                                        -----------------------------------------------------------
    Expected return on
     plan assets                            0.6              5.0            --                  4.9
    Service cost benefits
     earned during the period              (1.7)            (0.5)           (1.3)              (0.3)
    Interest cost on
     accumulated obligations              (11.3)            (4.3)          (10.8)              (4.2)
    Net amortization and
     deferral                              (2.9)            --              (3.0)               0.1
                                         ----------------------------------------------------------
    Net postretirement
     benefit (cost)                      $(15.3)           $ 0.2          $(15.1)             $ 0.5
                                         ==========================================================

         The change in the method of accounting for these benefits did not result in a significant change in postretirement benefit costs recognized in 1993. Amounts charged to expense for retiree health care and life insurance was $15.5 million for 1992.

         The following table sets forth the postretirement benefit plans' funded status and the net liability recognized by the Company:

                                                               December 31
                                                  1994                               1993
                                        Health                            Health
    Millions                             Care             Life             Care                Life
    ------------------------------------------------------------------------------------------------
    Accumulated
     postretirement
     benefit obligations:
      Retirees                          $(114.3)          $(47.8)        $(115.0)            $(50.2)
      Fully eligible active
       plan participants                   (2.4)            (0.2)           (2.0)              (0.1)
      Other active plan
       participants                       (23.9)            (6.8)          (26.4)              (7.4)
                                        -----------------------------------------------------------
      Accumulated
       obligations                       (140.6)           (54.8)         (143.4)             (57.7)
    Plan assets at fair value*             16.3             51.1             9.7               54.7
                                        -----------------------------------------------------------
    Accumulated obligations
     in excess of  plan assets           (124.3)            (3.7)         (133.7)              (3.0)
    Unrecognized transition
     obligations (assets)                 109.3             (2.4)          115.2               (2.5)
    Unrecognized net loss                   5.0              6.6             7.7                5.9
                                        -----------------------------------------------------------
    Net postretirement benefit
     asset (liability)                  $ (10.0)         $   0.5         $ (10.8)           $   0.4
                                        ===========================================================

    *Principally common stocks, corporate bonds and U.S. government and agency bonds.

         The assumed health care cost trend rate used to estimate the cost of postretirement benefits was 9% for 1995. The health care cost trend rate is expected to decrease, with a 5.5% ultimate trend rate expected to be achieved by 1999. The effect of a 1% increase in the assumed health care cost trend rate for each future year is $0.7 million on the annual aggregate of the service and interest cost components of net periodic postretirement benefit costs and $9.3 million on the accumulated postretirement benefit obligations at December 31, 1994. Other assumptions used in postretirement benefit accounting are as follows:

                                                               December 31
                                                  1994                               1993
                                        Health                            Health
                                         Care             Life             Care                Life
    ------------------------------------------------------------------------------------------------
    Discount rates                          8.5%             8.5%            7.5%               7.5%
    Rate of increase in
     compensation levels                   not               5.0            not                 5.0
    Expected long-term                  applicable                       applicable
     rates of return
     on plan assets, net of
     applicable tax                         5.7              9.5             5.7                9.5

         FERC policy generally allows, subject to individual pipeline proceedings, for current rate recovery of funded postretirement benefit costs including amortization of the transition obligation. Pending FERC approval for recovery, the Company's pipelines have deferred certain postretirement benefit costs.

         OTHER POSTEMPLOYMENT BENEFITS. The Company adopted Accounting Standard No. 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1994. This standard requires accruals for benefits provided by the Company to certain former or inactive employees. As a result of implementation, the Company recorded additional liabilities and regulatory assets of approximately $17 million. The Company's pipelines have received permission from FERC to defer such costs, pending resolution of present and future rate filings requesting recovery. The earnings impact of this change in accounting policy is not significant.